EXHIBIT 10.3

PROMISSORY NOTE

$1,000,000.00	Dated: May 7, 2019

FOR VALUE RECEIVED, TPT GLOBAL TECH, INC. (the “Maker”), a Florida corporation, hereby promises to pay to the order of SPEEDCONNECT LLC (the "Holder"), a Michigan limited liability company whose address is 455 North Main Street, Frankenmuth, Michigan 48734, the principal sum of One Million Dollars ($1,000,000.00), together with interest thereon from and after the date hereof at the rate of Ten (10.0%) percent per annum (but not in excess of the maximum rate permitted by applicable law), payable as follows:

1.       Two (2) equal consecutive installments of principal in the amount of Five Hundred Thousand Dollars ($500,00.00) each, plus an amount equal to all accrued and unpaid interest on the outstanding principal balance, with the first such installment due and payable on June 6, 2019 and the second such installment due and payable on July 6, 2019; and

2.       Notwithstanding the foregoing or anything contained herein to the contrary, the entire principal balance outstanding and all accrued interest thereon shall be payable in full on July 6, 2019.

The Maker shall have the option to prepay the entire amount of this obligation at any time without penalty. All payments shall be first applied against any unpaid interest which shall then be due and owing and the balance shall be applied against principal.

The Maker hereby waives presentment, demand, protest and notice of dishonor and agrees that no obligation hereunder shall be discharged by any extension, indulgence or release given to the Maker or any other person. No delay by the Holder in exercising any power or right hereunder shall operate as a waiver of any power or right; nor shall any single or partial exercise of any power or right preclude any further exercise thereof, or the exercise of any other power or right hereunder or otherwise; and no waiver whatsoever or modification of the terms hereof shall be valid unless in a writing signed by the Holder and then only to the extent set forth therein.

In the event Maker shall fail to pay any amount when due hereunder, then, in addition to any other remedy herein, at law or in equity, the entire principal balance hereunder, together with all accrued and unpaid interest thereon, plus any other amounts due hereunder, shall, in addition to any other remedy, at the option of the Holder, without notice, become immediately due and payable and the interest rate payable on the indebtedness outstanding under this Note shall be increased to fifteen (15%) percent per annum (provided, however, such default rate shall not exceed the maximum rate permitted by law).

In the event the Holder shall incur any attorneys' fees, court costs or other costs or expenses enforcing the obligations of the Maker under this Promissory Note, the Maker shall pay all such reasonable fees, costs and expenses so incurred upon demand by Holder.

This Promissory Note is secured by that certain Security Agreement by and between Maker and Holder and that certain Guaranty by Stephen J. Thomas, III in favor of Holder, each dated as of

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even date herewith.

IN WITNESS WHEREOF, the Maker has executed this Promissory Note as of the day and year first above written.

TPT GLOBAL TECH, INC.,

a Florida corporation

By:       ____________________________

Name:  Stephen J. Thomas, III

Its:       CEO

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